Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of AppFolio, Inc. of our report dated April 17, 2015, except for the effects of the reverse stock split described in Note 1 to the consolidated financial statements, as to which the date is June 4, 2015, relating to the financial statements of AppFolio, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 19, 2015